Exhibit 15.1

Former Accountant’s Letter

July 11, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated July 11, 2011 of Grupo Simec, S.A.B. de C.V. and are in agreement with:

1)

The statements contained in the first paragraph on page 103 that indicate that Ernst & Young had been engaged to audit our consolidated financial statements as of and for the five years ended December 31, 2009, and that we were dismissed.

2)	The second and third paragraphs on page 103.

3)

The material weaknesses of Grupo Simec contained in paragraph 4 on page 103. Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the 4th paragraph on page 103 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2009 financial statements.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Mancera, S.C.

Mancera, S.C.
A Member Practice of
Ernst & Young Global